Exhibit 99.1

3001 Deming Way Middleton, WI 53562-1431 P.O. Box 620992 Middleton, WI 53562-0992 (608) 275-3340

For Immediate Release	Investor/Media Contact: Joanne Chomiak 608-275-4458
Spectrum Brands Holdings Reports Fiscal 2025 First Quarter Results
•Net Sales Increased 1.2% and Organic Sales Increased 1.9%, Driven Primarily by Extended Fall Season and Accelerated Pre-Season Sales for Home & Garden
•Net Income From Continuing Operations of $24.6 Million and Adjusted EBITDA of $77.8 Million Increased by $7.1 Million and Decreased $6.5 Million, Respectively
•Excluding Investment Income in the Prior Year, Adjusted EBITDA Increased $16.5 Million
•Repurchased 0.8 Million Shares in Q1 for $72.9 Million
•Repurchased 15.3 Million Shares Since the Close of HHI Through Today for $1.2 Billion
•Maintaining Fiscal 2025 Earnings Framework and Continue to Expect Low Single-Digit Net Sales Growth and Mid to High Single-Digits Adjusted EBITDA Growth for Fiscal 2025, Targeting ~50% Conversion of Adjusted EBITDA to Adjusted Free Cash Flow
Middleton, WI, February 6, 2025 - Spectrum Brands Holdings, Inc. (NYSE: SPB; “Spectrum Brands” or the “Company”), a leading global branded consumer products and home essentials company focused on driving innovation and providing exceptional customer service, today reported results from continuing operations for the first quarter of fiscal 2025 ended December 29, 2024.
"We are pleased with the start of the year. The brand-focused investments we started making in 2024, and are continuing to make in 2025, are driving innovation in our products and consumer demand. Our investments in e-commerce are helping us win in what is the fastest growing channel for most of our products. The momentum we built last year is carrying over into this year. Our Home and Personal Care business had a solid holiday season, and our Home and Garden business had one of its best first quarters in recent history. Global Pet Care's quarterly sales were negatively impacted by the acceleration of retailer purchases into last quarter ahead of the business' go-live on S/4Hana. GAAP net income and diluted earnings per share both increased, and our adjusted EBITDA was 26.9% higher than last year's adjusted EBITDA excluding investment income. Gross margins are also up 140 basis points over the first quarter of fiscal 24. Our operations are continuing to deliver cost improvements and we are staying lean," said David Maura, Chairman and Chief Executive Officer of Spectrum Brands.
Mr. Maura continued, "Our operations and commercial teams are activating plans to minimize and mitigate the impact of the recent tariff actions, accelerating our plans to pivot our production out of China where practical and working with our suppliers and retailers to offset tariff headwinds. We are encouraged by the start of our year and intend to continue this momentum as the year progresses."

Fiscal 2025 First Quarter Highlights

	Three Month Periods Ended
(in millions, except per share and %)	December 29, 2024	December 31, 2023	Variance
Net sales	$700.2	$692.2	$8.0	1.2%
Gross profit	257.8	244.9	12.9	5.3%
Gross profit margin	36.8%	35.4%	140	bps
Operating income	44.7	25.0	19.7	78.8%
Net income from continuing operations	24.6	17.5	7.1	40.6%
Net income from continuing operations margin	3.5%	2.5%	100	bps
Diluted earnings per share from continuing operations	$0.87	$0.51	$0.36	70.6%
Non-GAAP Operating Metrics
Adjusted EBITDA from continuing operations	$77.8	$84.3	(6.5)	(7.7)%
Adjusted EBITDA margin	11.1%	12.2%	(110)	bps
Adjusted EPS from continuing operations	$1.02	$0.63	$0.39	61.9%
•Net sales increased 1.2% with an increase in organic net sales of 1.9%, excluding the impact of $5.1 million of unfavorable foreign exchange rates. Net sales also increased due to an extended fall season and accelerated pre-season sales in H&G and strong e-commerce sales in HPC partially offset by a sales decline in GPC primarily due to a strategic acceleration of orders into the prior year related to the S/4Hana ERP implementation.
•Gross profit and margin increased from higher sales, cost improvement actions and favorable foreign currency partially offset by ocean freight inflation and higher tariffs due to the expiration of tariff exemptions for certain product lines.
•Operating income increased due to improved gross profit and cost savings initiatives offset by higher marketing and advertising spend.
•Net income from continuing operations and diluted earnings per share increased from the increase in operating income, lower interest costs, and lower share count partially offset by lower investment income.
•Adjusted EBITDA decreased 7.7% and adjusted EBITDA margin decreased 110 basis points attributable to lower investment income and increased brand-building investments partially offset by increased gross profit.
•Adjusted diluted EPS increased to $1.02 due to lower interest expense and a reduction in outstanding shares partially offset by lower adjusted EBITDA.

Fiscal 2025 First Quarter Segment Level Data
Global Pet Care (GPC)

	Three Month Periods Ended
(in millions, except %)	December 29, 2024	December 31, 2023	Variance
Net sales	$260.0	$276.9	$(16.9)	(6.1)%
Adjusted EBITDA	51.5	52.7	(1.2)	(2.3)%
Adjusted EBITDA margin	19.8%	19.0%	80	bps
Net sales decreased 6.1%, with a decrease in organic net sales of 6.4%. North American sales were impacted by the pullforward of approximately $10 million of sales from the quarter into Q4 FY24 in advance of the S/4Hana ERP implementation. EMEA Companion Animal sales increased mid-single digits from the continued expansion of the Good Boy brand throughout Europe and strong demand in Dog and Cat Food. Category softness in global Aquatics negatively impacted sales in each region.
Adjusted EBITDA decreased due to lower sales volume, inflation, and increased brand-focused investments, offset by cost improvements and other favorable variances.
Home & Garden (H&G)

	Three Month Periods Ended
(in millions, except %)	December 29, 2024	December 31, 2023	Variance
Net sales	$92.1	$72.0	$20.1	27.9%
Adjusted EBITDA	9.3	(0.7)	10.0	n/m
Adjusted EBITDA margin	10.1%	(1.0)%	1,110	bps
n/m = not meaningful
Net sales increased 27.9% due to the timing of seasonal inventory build at certain retailers and an extended fall selling season due to warmer weather conditions. Net sales were also impacted by the pullforward of sales into the quarter due to H&G's Q2 go-live on S/4Hana. Sales increased in all categories other than Cleaning.
Adjusted EBITDA increased due to higher sales volume, cost improvements and favorable trade variances, offset by inflation and increased brand-focused investments in the period.
Home & Personal Care (HPC)

	Three Month Periods Ended
(in millions, except %)	December 29, 2024	December 31, 2023	Variance
Net sales	$348.1	$343.3	$4.8	1.4%
Adjusted EBITDA	26.7	26.7	—	—%
Adjusted EBITDA margin	7.7%	7.8%	(10)	bps
Net sales increased 1.4%. Excluding unfavorable foreign currency impacts of $5.9 million, organic net sales increased 3.1%. Organic sales growth in Personal Care was offset by declines in Home Appliances. Growth in e-commerce sales outpaced traditional retail sales growth globally. Personal Care sales grew in each region, while Home Appliance sales growth in EMEA was offset by declines in North America and other regions.

Adjusted EBITDA was flat to last year, with higher sales volumes and the benefit of cost improvements offset by inflation, higher tariffs from the expiration of exclusions on certain product lines, and increased brand focused investments.
Liquidity and Debt
As of the end of the quarter, the Company had a cash balance of $180 million and total liquidity of $670.7 million, including undrawn capacity on its cash flow revolver of $490.8 million. The Company also had $575.1 million of debt outstanding, consisting of $496.1 million of senior unsecured notes and $79.0 million of finance leases, and ended the quarter with net debt of approximately $395.2 million.
Fiscal 2025 Earnings Framework
Spectrum Brands continues to expect low single-digit growth in reported net sales in fiscal 2025. Fiscal 2025 adjusted EBITDA is expected to increase by mid to high single-digits. Adjusted free cash flow is expected to be approximately 50% of adjusted EBITDA.
The Company continues to target a long-term net leverage ratio of 2.0 - 2.5 times.
Conference Call/Webcast Scheduled for 9:00 A.M. Eastern Time Today
Spectrum Brands will host an earnings conference call and webcast at 9:00 a.m. Eastern Time today, February 6, 2025. The live webcast and related presentation slides will be available by visiting the Event Calendar page in the Investor Relations section of Spectrum Brands' website at www.spectrumbrands.com. Participants may register here. Instructions will be provided to ensure the necessary audio applications are downloaded and installed. Users can obtain these at no charge.
A replay of the live broadcast will be accessible through the Event Calendar page in the Investor Relations section of the Company’s website.
About Spectrum Brands Holdings, Inc.
Spectrum Brands Holdings is a home-essentials company with a mission to make living better at home. We focus on delivering innovative products and solutions to consumers for use in and around the home through our trusted brands. We are a leading supplier of specialty pet supplies, lawn and garden and home pest control products, personal insect repellents, shaving and grooming products, personal care products, and small household appliances. Helping to meet the needs of consumers worldwide, we offer a broad portfolio of market-leading, well-known and widely trusted brands including Tetra®, DreamBone®, SmartBones®, Nature’s Miracle®, 8-in-1®, FURminator®, Healthy-Hide®, Good Boy®, Meowee!®, OmegaOne®, Spectracide®, Cutter®, Repel®, Hot Shot®, Rejuvenate®, Black Flag®, Liquid Fence®, Remington®, George Foreman®, Russell Hobbs®, Black + Decker®, PowerXL®, Emeril Lagasse®, and Copper Chef®. For more information, please visit www.spectrumbrands.com. Spectrum Brands – A Home Essentials Company™
Non-GAAP Measurements
Our consolidated results contain non-GAAP metrics such as organic net sales, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and adjusted Free Cash Flow. While we believe organic net sales and adjusted EBITDA, adjusted EBITDA margin, adjusted EPS and adjusted Free Cash Flow are useful supplemental information, such adjusted results are not intended to replace our financial results in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and should be read in conjunction with those GAAP results.

Organic Net Sales - We define organic net sales as net sales excluding the effect of changes in foreign currency exchange rates and/or impact from acquisitions (where applicable). We believe this non-GAAP measure provides useful information to investors because it reflects regional and operating segment performance from our activities without the effect of changes in currency exchange rates and acquisitions. We use organic net sales as one measure to monitor and evaluate our regional and segment performance. Organic growth is calculated by comparing organic net sales to net sales in the prior year. The effect of changes in currency exchange rates is determined by translating the current period net sales using the currency exchange rates that were in effect during the prior comparative period. Net sales are attributed to the geographic regions based on the country of destination. We exclude net sales from acquired businesses in the current year for which there are no comparable sales in the prior period.
Adjusted EBITDA and adjusted EBITDA Margin - adjusted EBITDA and adjusted EBITDA Margin are non-GAAP metrics used by management, which we believe are useful to investors to measure the operational strength and performance of our business. These metrics provide investors additional information about our operating profitability for certain non-cash items, non-routine items we do not expect to continue at the same level in the future, as well as other items not core to our continuing operations. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives, as securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities, and they are regularly used by management and our board of directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. They facilitate comparisons between peer companies since interest, taxes, depreciation, and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA is also used for determining compliance with the Company’s debt covenants. EBITDA is calculated by excluding the Company’s income tax expense, interest expense, depreciation expense and amortization expense (from intangible assets) from net income. Adjusted EBITDA also excludes certain non-cash adjustments including share based compensation; impairment charges on property, plant and equipment, operating and finance lease assets, and goodwill and other intangible assets; gain or loss from the early extinguishment of debt through the repurchase or early redemption of outstanding debt; and purchase accounting adjustments recognized in income subsequent to an acquisition attributable to the step value on assets acquired, including, but not limited to, inventory or operating lease assets. Additionally, the Company will further recognize adjustments from adjusted EBITDA for other costs, gains and losses that are considered significant, non-recurring, or otherwise not supporting the continuing operations and revenue generating activity of the segment or Company, including but not limited to, exit and disposal activities, or incremental costs associated with strategic transactions, restructuring and optimization initiatives such as the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure the Company and its operations. Adjusted EBITDA margin is calculated as adjusted EBITDA as a percentage of reported net sales.
Adjusted EPS - Management uses adjusted EPS as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted EPS is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives, as securities analysts and other interested parties use such calculations as a measure of financial performance, and they are regularly used by management and our board of directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. Adjusted EPS is calculated by excluding the effect of certain adjustments from diluted EPS, including non-cash adjustments including impairment charges on property, plant and equipment, operating and finance lease assets, and goodwill and other intangible assets; gain or loss from the early extinguishment of debt through the repurchase or early redemption of outstanding debt; and purchase accounting adjustments recognized in income subsequent to an acquisition attributable to the step value on assets acquired, including, but not limited to, inventory or operating lease assets. Additionally, the Company will further recognize adjustments from diluted EPS for other costs, gains and losses that are considered significant, non-recurring, or otherwise not supporting the continuing operations and revenue generating activity of the segment or Company, including but not limited to, exit and disposal activities, or incremental costs associated with strategic transactions, restructuring and optimization initiatives such as the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure the Company and its operations. Adjusted EPS is further impacted by the effect on the income tax provision from adjustments made to reported diluted EPS.
Adjusted Free Cash Flow - Management uses adjusted free cash flow as a means of analyzing the Company's operating results and evaluating cash flow generation from its revenue generating activities, excluding certain cash flow activity associated with strategic transactions and other costs and receipts attributable to non-recurring events. Management believes that adjusted free cash flow is a useful measure in understanding cash flow conversion associated with the Company's operations that is available for acquisitions and other investments, service of debt, dividends and share repurchases and meetings its working capital requirements. By providing these measures, together with a reconciliation of the most directly comparable GAAP measure, we believe we are enhancing investors' understanding of our business, as well as assisting investors in evaluating how well we are generating cash flow from operations, as securities analysts and other interested parties use such calculations as a measure of financial performance, and they are regularly used by management and our board of directors for internal purposes in evaluating our business performance, making budgeting decisions, and comparing our performance against other peer companies using similar measures. Free cash flow is calculated by excluding capital expenditures from cash flow provided (used) by operating activities and further adjusted for non-operating strategic transaction costs and other non-recurring or unusual cash flow activity that would otherwise be considered operating cash flow under US GAAP. Cash flow conversion is adjusted Free Cash Flow as a percentage of adjusted EBITDA.
The Company provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While the Company’s management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results. Other Supplemental Information has been provided to demonstrate reconciliation of non-GAAP measurements discussed above to most relevant GAAP financial measurements.
Forward-Looking Statements
We have made or implied certain forward-looking statements in this document. Statements or expectations regarding our business strategy, future operations or condition, estimated revenues,

projected costs, inventory management, earnings power, prospects, plans and objectives of management, the impact of tariffs, and information concerning expected actions of third parties are forward-looking statements. When used in this report, the words future, anticipate, pro forma, seek, intend, plan, envision, estimate, believe, belief, expect, project, forecast, outlook, earnings framework, goal, target, could, would, will, can, should, may and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.
Because these forward-looking statements are based upon our current expectations of future events and projections and are subject to a number of risks and uncertainties, many of which are beyond our control and some of which may change rapidly, actual results or outcomes may differ materially from those expressed or implied herein, and you should not place undue reliance on these statements. Important factors that could cause our actual results to differ materially from those expressed or implied herein include, without limitation: (1) the economic, social and political conditions or civil unrest, terrorist attacks, acts of war, natural disasters, other public health concerns or unrest in the United States (“U.S.”) or the international markets impacting our business, customers, employees (including our ability to retain and attract key personnel), manufacturing facilities, suppliers, capital markets, financial condition and results of operations, all of which tend to aggravate the other risks and uncertainties we face; (2) the impact of a number of local, regional and global uncertainties could negatively impact our business; (3) the negative effect of the Russia-Ukraine war and the Israel-Hamas war and their impact on those regions and surrounding regions, including the Middle East and disruptions to international trade, supply chain and shipping routes and pricing, and on our operations and those operations of our customers, suppliers and other stakeholders; (4) our increased reliance on third-party partners, suppliers and distributors that are outside our control to achieve our business objectives; (5) the impact of government intervention with or influence on the operations of our suppliers, including in China; (6) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring and optimization activities, including changes in inventory and distribution center changes which are complicated and involve coordination among a number of stakeholders, including our suppliers and transportation and logistics handlers; (7) the impact of our indebtedness and financial leverage position on our business, financial condition and results of operations; (8) the impact of restrictions in our debt instruments on our ability to operate our business, finance our capital needs or pursue or expand business strategies; (9) any failure to comply with financial covenants and other provisions and restrictions of our debt instruments; (10) the effects of general economic conditions, including the impact of, uncertainty around and changes to, tariffs and trade policies, including the tariffs announced by the Trump Administration in February 2025, inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or monetary or fiscal policies in the countries where we do business; (11) the impact of fluctuations in transportation and shipment costs, fuel costs, commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including suppliers’ willingness to advance credit; (12) interest rate fluctuations; (13) changes in foreign currency exchange rates that may impact our purchasing power, pricing and margin realization within international jurisdictions; (14) the loss of significant reduction in or dependence upon, sales to any significant retail customer(s), including their changes in retail inventory levels and management thereof; (15) competitive promotional activity or spending by competitors, or price reductions by competitors; (16) the introduction of new product features or technological developments by competitors and/or the development of new competitors or competitive brands, including via private label manufacturers; (17) changes in consumer spending preferences, shopping trends, and demand for our products, particularly in light of economic stress; (18) our ability to develop and successfully introduce new products, protect intellectual property and avoid infringing the intellectual property of third parties; (19) our ability to successfully identify, implement, achieve and sustain productivity improvements, cost efficiencies (including at our manufacturing and distribution operations) and cost savings; (20) the seasonal nature of sales of certain of our products; (21) the impact weather conditions may have on the sales of certain of our products; (22) the effects of climate change and unusual weather activity as well as our ability to respond to future natural disasters and pandemics and to meet our environmental, social and governance goals; (23) the cost and effect of unanticipated legal, tax or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (24) our ability to use social media platforms as effective marketing tools and to manage negative commentary regarding us, and the impact of rules governing the use of e-commerce and social media; (25) public perception regarding the safety of products that we manufacture and sell, including the potential for environmental liabilities, product liability claims, litigation and other claims related to products manufactured by us and third parties; (26) the impact of existing, pending or threatened litigation, government regulation or other requirements or operating standards applicable to our business; (27) the impact of cybersecurity breaches or our actual or perceived failure to protect company and personal data, including our failure to comply with new and increasingly complex global data privacy regulations; (28) changes in accounting policies applicable to our business; (29) our discretion to adopt, conduct, suspend or discontinue any share repurchase program or conduct any debt repayments, redemptions, repurchases or refinancing transactions (including our discretion to conduct purchases or repurchases, if any, in a variety of manners including open-market purchases, privately negotiated transactions, tender offers, redemptions, or otherwise); (30) our ability to utilize net operating loss carry-forwards to offset tax liabilities; (31) our ability to separate the Company’s Home and Personal Care (“HPC”) business and create an independent Global Appliances business on expected terms, and within the anticipated time period, or at all, and to realize the potential benefits of such business; (32) our ability to create a pure play consumer products company composed of our Global Pet Care (“GPC”) and Home & Garden ("H&G") businesses and to realize the expected benefits of such creation, and within the anticipated time period, or at all; (33) our ability to successfully implement and realize the benefits of acquisitions or dispositions and the impact of any such transactions on our financial performance; (34) our ability to achieve our goals and aspirations related to the reduction of greenhouse gas (“GHG”) emissions or otherwise meet the expectations of our stakeholders with respect to environmental, social and governance (“ESG”) matters; (35) the impact of actions taken by significant shareholders; (36) the unanticipated loss of key members of senior management and the transition of new members of our management teams to their new roles; and (37) the other risk factors set forth in Spectrum Brands Holdings, Inc. 2024 Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and the other filings within the United States Securities and Exchange Commission (the "SEC").
Some of the above-mentioned factors are described in further detail in the sections entitled Risk Factors in our annual and quarterly reports (including this report), as applicable. You should assume the information appearing in this report is accurate only as of the end of the period covered by this report, or as otherwise specified, as our business, financial condition, results of operations and prospects may have changed since that date. Except as required by applicable law, including the securities laws of the U.S. and the rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, to reflect actual results or changes in factors or assumptions affecting such forward-looking statements.
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SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Month Periods Ended
(in millions, except per share amounts)	December 29, 2024	December 31, 2023
Net sales	$700.2	$692.2
Cost of goods sold	442.4	447.3
Gross profit	257.8	244.9
Selling, general & administrative	213.1	219.9
Operating income	44.7	25.0
Interest expense	6.2	19.2
Interest income	(2.6)	(23.4)
Gain from early extinguishment of debt	—	(4.7)
Other non-operating expense, net	4.7	4.0
Income from continuing operations before income taxes	36.4	29.9
Income tax expense	11.8	12.4
Net income from continuing operations	24.6	17.5
(Loss) income from discontinued operations, net of tax	(0.8)	11.7
Net income	23.8	29.2
Net income from continuing operations attributable to non-controlling interest	0.3	0.1
Net income attributable to controlling interest	$23.5	$29.1
Amounts attributable to controlling interest
Net income from continuing operations attributable to controlling interest	$24.3	$17.4
(Loss) income from discontinued operations attributable to controlling interest, net of tax	(0.8)	11.7
Net income attributable to controlling interest	$23.5	$29.1
Earnings Per Share
Basic earnings per share from continuing operations	$0.87	$0.51
Basic earnings per share from discontinued operations	(0.03)	0.34
Basic earnings per share	$0.84	$0.85
Diluted earnings per share from continuing operations	$0.87	$0.51
Diluted earnings per share from discontinued operations	(0.03)	0.34
Diluted earnings per share	$0.84	$0.85
Weighted Average Shares Outstanding
Basic	27.9	34.0
Diluted	28.1	34.1

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (Unaudited)

	Three Month Periods Ended
(in millions)	December 29, 2024	December 31, 2023
Cash flows from operating activities
Net cash (used) provided by operating activities from continuing operations	$(71.9)	$18.1
Net cash used by operating activities from discontinued operations	(0.5)	(22.4)
Net cash used by operating activities	(72.4)	(4.3)
Cash flows from investing activities
Purchases of property, plant and equipment	(5.9)	(8.4)
Purchases of short term investments	—	(700.0)
Proceeds from sale of short term investments	—	842.0
Net cash (used) provided by investing activities	(5.9)	133.6
Cash flows from financing activities
Payment of debt and debt premium	(2.6)	(174.1)
Payment of debt issuance costs	(0.1)	(3.2)
Dividends paid to shareholders	(13.2)	(14.1)
Treasury stock purchases	(72.9)	(243.0)
Excise tax paid on net share repurchases	(4.1)	—
Share based award tax withholding payments, net of proceeds upon vesting	(4.4)	(5.4)
Net cash used by financing activities	(97.3)	(439.8)
Effect of exchange rate changes on cash and cash equivalents	(12.9)	2.0
Net change in cash, cash equivalents and restricted cash in continuing operations	(188.5)	(308.5)
Cash, cash equivalents, and restricted cash, beginning of period	370.5	753.9
Cash, cash equivalents, and restricted cash, end of period	$182.0	$445.4

SPECTRUM BRANDS HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

(in millions)	December 29, 2024	September 30, 2024
Assets
Cash and cash equivalents	$179.9	$368.9
Trade receivables, net	615.2	635.4
Other receivables	64.9	70.7
Inventories	507.4	462.1
Prepaid expenses and other current assets	39.3	41.5
Total current assets	1,406.7	1,578.6
Property, plant and equipment, net	255.8	266.6
Operating lease assets	94.5	101.9
Deferred charges and other	38.2	39.9
Goodwill	856.5	864.9
Intangible assets, net	962.9	990.4
Total assets	$3,614.6	$3,842.3
Liabilities and Shareholders' Equity
Current portion of long-term debt	$9.2	$9.4
Accounts payable	361.6	397.3
Accrued wages and salaries	31.6	78.8
Accrued interest	3.1	4.7
Income tax payable	25.3	25.0
Other current liabilities	156.4	171.9
Total current liabilities	587.2	687.1
Long-term debt, net of current portion	549.6	551.4
Long-term operating lease liabilities	79.0	87.0
Deferred income taxes	167.1	170.8
Uncertain tax benefit obligation	174.6	171.5
Other long-term liabilities	28.5	32.8
Total liabilities	1,586.0	1,700.6
Shareholders' equity	2,028.5	2,140.9
Non-controlling interest	0.1	0.8
Total equity	2,028.6	2,141.7
Total liabilities and equity	$3,614.6	$3,842.3

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
NET SALES AND ORGANIC NET SALES
The following is a summary of net sales by segment for the three month periods ended December 29, 2024 and December 31, 2023:

(in millions, except %)	December 29, 2024	December 31, 2023	Variance
GPC	$260.0	$276.9	$(16.9)	(6.1)%
H&G	92.1	72.0	20.1	27.9%
HPC	348.1	343.3	4.8	1.4%
Net Sales	$700.2	$692.2	8.0	1.2%
The following is a reconciliation of reported sales to organic sales for the three month period ended December 29, 2024 compared to reported net sales for the three month period ended December 31, 2023:

	December 29, 2024			Net Sales December 31, 2023
Three month periods ended (in millions, except %)	Net Sales	Effect of Changes in Foreign Currency	Organic Net Sales		Variance
GPC	$260.0	$(0.8)	$259.2	$276.9	$(17.7)	(6.4)%
H&G	92.1	—	92.1	72.0	20.1	27.9%
HPC	348.1	5.9	354.0	343.3	10.7	3.1%
Total	$700.2	$5.1	$705.3	$692.2	13.1	1.9%

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
The following is a reconciliation of reported net income from continuing operations to adjusted EBITDA and adjusted EBITDA margin for the three month periods ended December 29, 2024 and December 31, 2023.

	Three month periods ended
(in millions, except %)	December 29, 2024	December 31, 2023
Net income from continuing operations	$24.6	$17.5
Income tax expense	11.8	12.4
Interest expense	6.2	19.2
Depreciation	14.0	14.4
Amortization	10.5	11.1
Share based compensation	4.7	3.9
Non-cash impairment charges	—	4.0
Non-cash purchase accounting adjustments	—	0.5
Gain from early extinguishment of debt	—	(4.7)
Exit and disposal costs	0.5	0.5
HHI separation costs[1]	0.8	1.3
HPC separation initiatives[1]	1.3	0.3
Global ERP transformation[1]	2.5	3.0
HPC product recall[2]	—	(0.7)
Litigation costs[3]	0.8	1.2
Other[4]	0.1	0.4
Adjusted EBITDA	$77.8	$84.3
Net sales	$700.2	$692.2
Net income from continuing operations margin	3.5%	2.5%
Adjusted EBITDA margin	11.1%	12.2%
________________________________________
1    Incremental costs associated with strategic transactions, restructuring and optimization initiatives, including, but not limited to, the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure operations.
2    Incremental net costs from product recalls in the HPC segment.
3    Litigation costs primarily associated with the Tristar Business acquisition.
4    Other is attributable to other strategic transaction, restructuring and optimization initiatives and key executive severance and other one-time compensatory costs during the prior year.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED DILUTED EPS
The following is a reconciliation of reported diluted EPS from continuing operations to adjusted diluted EPS from continuing operations for the three month periods ended December 29, 2024 and December 31, 2023.

	Three Month Periods Ended
(per share amounts)	December 29, 2024	December 31, 2023
Diluted EPS from continuing operations, as reported	$0.87	$0.51
Adjustments:
Non-cash impairment charges	—	0.12
Non-cash purchase accounting adjustments	—	0.01
Gain from early extinguishment of debt	—	(0.14)
Exit and disposal costs	0.02	0.01
HHI separation costs[1]	0.03	0.04
HPC separation initiatives[1]	0.05	0.01
Global ERP transformation[1]	0.09	0.09
HPC product recalls[2]	—	(0.02)
Litigation costs[3]	0.03	0.03
Other[4]	—	0.02
Pre-tax adjustments	0.22	0.17
Tax impact of adjustments[5]	(0.07)	(0.05)
Net adjustments	0.15	0.12
Diluted EPS from continuing operations, as adjusted	$1.02	$0.63
________________________________________
1    Incremental costs associated with strategic transactions, restructuring and optimization initiatives, including, but not limited to, the acquisition or divestiture of a business, related integration or separation costs, or the development and implementation of strategies to optimize or restructure operations.
2    Incremental net costs from product recalls in the HPC segment.
3    Litigation costs primarily associated with the Tristar Business acquisition.
4    Other is attributable to other strategic transaction, restructuring and optimization initiatives and key executive severance and other one-time compensatory costs during the prior year.
5    Income tax adjustment reflects the impact on the income tax provision from the adjustments to diluted EPS.

SPECTRUM BRANDS HOLDINGS, INC.
OTHER SUPPLEMENTAL INFORMATION (Unaudited)
ADJUSTED FREE CASH FLOW
The following is a reconciliation of reported cash flow from continuing operations to adjusted free cash flow for the three month periods ended December 29, 2024 and December 31, 2023.

	Three month periods ended
(in millions)	December 29, 2024	December 31, 2023
Net cash provided by operating activities from continuing operations	$(71.9)	$18.1
Purchases of property, plant and equipment	(5.9)	(8.4)
Free cash flow	(77.8)	9.7
Deal transaction costs[1]	4.5	9.8
HPC product recall[2]	—	0.5
Other[3]	(0.5)	(11.3)
Adjusted free cash flow	$(73.8)	$8.7
________________________________________
1    Incremental cash flow attributable to certain strategic transactions including the HPC separation initiatives and the HHI divestiture and separation activity.
2    Cash flow related to the product recalls in the HPC segment.
3    Other is attributable to the inclusion or exclusion of cash flow adjustments from other strategic, restructuring and optimization initiatives otherwise considered operating cash flow activities under US GAAP and excluding cash flow attributable to restricted cash balances, also considered a component of operating cash flow under US GAAP.